UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2007

CHEETAH OIL & GAS LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-26907

(Commission File Number)

93-1118938

(IRS Employer Identification No.)

400 – 601 West Broadway Street, Vancouver, British Columbia Canada V5Z 4C2

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.871.4163

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On October 12, 2007, we announced that Kepis & Pobe (or its assignee) have agreed to acquire shares in Cheetah Oil & Gas Ltd., our British Columbia subsidiary (“Cheetah B.C.”), representing 90% of the issued and outstanding shares of Cheetah B.C. Cheetah B.C. holds our licenses in Papua New Guinea. Kepis & Pobe has assigned all its rights and obligations under the subscription agreement to Invicta Oil & Gas Ltd.

On October 11, 2007, Invicta Oil & Gas Ltd. announced that it has signed a memorandum of understanding (the "MOU") with InterOil Corporation ("InterOil") with regards to three adjacent Petroleum Prospecting Licenses ("PPL") in Papua New Guinea, two of which are currently held by our company and one of which is held by InterOil.

The subscription agreement remains subject to various closing conditions, including but not limited to Kepis & Pobe completing a financing of not less than $18,000,000, the provision of audited financial statements of Cheetah B.C., the completion of satisfactory due diligence and the absence of any material adverse changes prior to closing.

As part of this settlement, Kepis & Pobe have taken an assignment of and acquired all debt that has accrued and is owing to Macquarie Holdings (U.S.) Inc., in the approximate amount of US$7,550,000, which will be cancelled and retired as partial consideration for the subscription by Kepis & Pobe. Kepis & Pobe has assigned all its rights and obligations under the subscription agreement to Invicta Oil & Gas Ltd., and has also assigned its interests in the loan agreements with Macquarie Holdings to Invicta.

Item 9.01 Financial Statements and Exhibits

99.1	News Release of October 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEETAH OIL & GAS LTD.

/s/ Isaac Moss

Isaac Moss

Chief Financial Officer

Date: October 16, 2007